Contacts:       For Media:       John Calagna
                                 (212) 578-6252

                For Investors:   Kevin Helmintoller
                                 (212) 578-5140

                  METLIFE ANNOUNCES FIRST QUARTER 2004 RESULTS
             Reports Net Income of $0.69 Per Share, a 47% Increase

NEW YORK, May 3, 2004 - MetLife, Inc. (NYSE: MET) today reported first quarter 2004 net income of $523 million, or $0.69 per diluted share, compared with $362 million, or $0.47 per diluted share, for the first quarter of 2003.

First Quarter 2004 Highlights

o Achieved $362.9 billion in assets under management, an 18% increase over the prior year period and the fourth consecutive quarter of double-digit growth
o Reached record annuity deposits of $3.4 billion, an increase of 32% over the prior year period
o Earned total premiums and fees of $6.0 billion, a 12% increase over the prior year period

Top-line revenue growth across all of MetLife's business segments, favorable claims experience and an improvement in investment-related gains and losses all contributed to the 44% increase in net income in the first quarter of 2004, compared with the prior year period.

Commenting on the first quarter results, chairman and chief executive officer Robert H. Benmosche said, "During the quarter, we continued to demonstrate our ability to grow premiums and fees, as well as annuity deposits through our leading market positions, innovative products, diversified distribution channels and improved sales force productivity. At the same time, we are operating in a dramatically improved credit and equity market environment compared to the prior year period."

"We were also pleased with Moody's decision to affirm the ratings of MetLife, Inc., Metropolitan Life and other rated affiliates while raising the ratings outlook to stable. In today's marketplace, where clients are seeking dependable partners to help them build financial freedom, MetLife continues to exhibit its ability to meet this demand by offering unique solutions that are backed by financial strength and a trusted, well-recognized brand," added Benmosche.

Net income for the first quarter of 2004 includes after-tax net investment-related gains of $85 million, and an approximate $158 million after-tax charge for the cumulative effect of a change in accounting resulting from the required application of a new accounting standard (AICPA Statement of Position 03-1).

Net income for the first quarter of 2003 includes after-tax net investment-related losses of $84 million.

MetLife analyzes its performance using non-GAAP measures called operating earnings and operating earnings per diluted share. Operating earnings is defined as GAAP net income, excluding certain after-tax net investment-related gains and losses, and the after-tax impact from the cumulative effect of a change in accounting. Scheduled settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings. Operating earnings per diluted share is calculated by dividing operating earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding the net effect of certain investment-related gains and losses, which can fluctuate significantly from period to period, and the after-tax impact of the cumulative effect of accounting changes, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings and operating earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively.

Operating earnings for the first quarter of 2004 were $596 million, or $0.78 per diluted share, compared with $446 million, or $0.62 per diluted share, for the prior year period.

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                                              For the three months ended March 31,
                                                   -----------------------------------------------------
                                                                2004                       2003
                                                   -----------------------------------------------------
                                                       (Dollars in millions, except per share data)
Net income                                             $523        $0.69            $362       $0.47
Net investment-related (gains) losses, net of
  income taxes (1)                                      (85)       (0.11)             84        0.12
Impact of conversion of securities                       --           --              --        0.03
Cumulative effect of a change in accounting (2)         158         0.20              --          --
                                                  -----------------------------------------------------
Operating earnings                                     $596        $0.78            $446       $0.62
                                                  =====================================================

(1) Net investment-related (gains) losses, net of income taxes, include gains on sales of real estate and real estate joint ventures related to discontinued operations of $13 million and $57 million, respectively, for the three months ended March 31, 2004 and 2003. In addition, net investment-related (gains) losses, net of income taxes, exclude gains of $9 million and $5 million for the three months ended March 31, 2004 and 2003, respectively, of scheduled settlement payments on derivative instruments not qualifying for hedge accounting.
(2) Cumulative effect of a change in accounting, net of income taxes, for the three months ended March 31, 2004 relates to the adoption of AICPA Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long-Duration Contracts and for Separate Accounts.

FIRST QUARTER SEGMENT OVERVIEW
Reconciliations of segment operating earnings to net income are provided in the tables that accompany this release.

INSTITUTIONAL BUSINESS EARNINGS UP 45%
Institutional Business operating earnings for the first quarter of 2004 were $317 million, compared with $219 million in the prior year period. Asset growth and strong interest margins in Retirement and Savings, as well as favorable underwriting results contributed to the increase.

During the quarter, Group Life premiums, fees and other revenues grew 10% over the prior year period. In addition, Retirement and Savings premiums, fees and other revenues increased 47% primarily as the result of the sale of a significant single premium contract during the first quarter, as well as higher structured settlement premiums. Non-medical health insurance premiums, fees and other revenues increased 10% during the quarter due to continued growth in the Dental business, particularly from the Small Business Center distribution channel, and the Long-Term Care business.

INDIVIDUAL BUSINESS EARNINGS UP 15%
Individual Business operating earnings were $184 million in the first quarter of 2004, compared with $160 million in the prior year period. Results in Individual Business were driven by robust earnings growth in the annuity product line due to strong deposit growth and higher equity market levels. These factors led to an 84% increase in fees for the investment-type products within the Annuity business, compared with the year ago period. Partially offsetting these results was the impact of the lower interest rate environment on the interest spreads earned, higher expenses related in part to ongoing office consolidations and related fixed asset write-offs, as well as the continuing decline in revenues from the company's closed block business.

AUTO & HOME EARNINGS UP 53%
Auto & Home operating earnings were $46 million in the first quarter of 2004, compared with $30 million in the prior year period. Results continue to benefit from rate increases and disciplined underwriting practices, as well as the broader volatility management program.

INTERNATIONAL EARNINGS UP 57%
International segment operating earnings were $44 million in the first quarter of 2004, compared with $28 million in the prior year period. Total operating revenues increased 8% to $622 million in the 2004 quarter, compared with the 2003 quarter. The sale of MetLife Iberia, S.A. in the first quarter of 2004 reduced revenues by 9%, compared with the 2003 quarter, but did not have a material impact on operating earnings. Excluding this sale, revenues increased by $96 million, or 18%, over the prior year quarter and were primarily driven by sales growth in almost all countries in which MetLife operates.

CORPORATE EVENTS
SHARE REPURCHASE
For the quarter ended March 31, 2004, the company repurchased through its share repurchase program approximately 1.8 million shares of common stock at an aggregate cost of approximately $65 million. At March 31, 2004, the company had approximately $644 million remaining on its existing share repurchase authorization.

EARNINGS CONFERENCE CALL
MetLife will hold its first quarter 2004 earnings conference call and audio Webcast on Tuesday, May 4, 2004, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and the Internet beginning at 11:30 a.m. (ET) on Tuesday, May 4, 2004, until Tuesday, May 11, 2004, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 717366. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have direct insurance operations in 10 countries serving approximately 8 million customers.

                                   #   #   #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company's ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of MetLife's Quarterly Financial Supplement, please visit www.metlife.com.

                                  MetLife, Inc.
                        Consolidated Statements of Income
                                    Unaudited
                          (Dollar amounts in millions)


                                                                                       Three months ended March 31,
                                                                                       ---------------------------
                                                                                          2004              2003
                                                                                        -------           -------
Premiums                                                                                $ 5,353           $ 4,832
Universal life and investment-type product policy fees                                      690               572
Net investment income                                                                     2,977             2,874
Other revenues                                                                              353               298
Net investment-related gains (losses) (net of amounts allocated from
      other accounts of ($32) and ($38), respectively)                                      130              (214)
                                                                                        -------           -------
          Total revenues                                                                  9,503             8,362
                                                                                        -------           -------

Policyholder benefits and claims (excludes amounts
      directly related to net investment-related gains (losses) of
      ($45) and ($28), respectively)                                                      5,491             4,953
Interest credited to policyholder account balances                                          743               747
Policyholder dividends                                                                      442               503
Other expenses (excludes amounts directly related to
      net investment-related gains (losses) of $13 and ($10), respectively)               1,864             1,749
                                                                                        -------           -------
          Total expenses                                                                  8,540             7,952
                                                                                        -------           -------

Income from continuing operations before provision for income taxes                         963               410
Provision for income taxes                                                                  304               115
                                                                                        -------           -------
Income from continuing operations                                                           659               295
Income from discontinued operations, net of income taxes                                     22                67
                                                                                        -------           -------
Income before cumulative effect of a change in accounting, net of income taxes              681               362
Cumulative effect of a change in accounting, net of income taxes (4)                       (158)              -
                                                                                        -------           -------
Net income                                                                              $   523           $   362
                                                                                        =======           =======


Operating Earnings Reconciliation
--------------------------------------------------------------------------------
Net income                                                                              $   523           $   362
      Net investment-related gains (losses)                                                 105              (170)
      Minority interest - net investment-related gains (losses)                              (8)                4
      Adjustments to net investment-related gains (losses) (1)                               32                38
      Net investment-related gains (losses) tax benefit (provision)                         (44)               44
                                                                                        -------           -------
Net investment-related gains (losses), net of income taxes (2) (3)                           85               (84)
Cumulative effect of a change in accounting, net of income taxes (4)                       (158)              -
                                                                                        -------           -------
Operating earnings                                                                      $   596           $   446
                                                                                        =======           =======

(1) Adjustments to net investment-related gains (losses) include amortization of deferred policy acquisition costs and adjustments to the policyholder dividend obligation resulting from investment-related gains (losses).

(2) Net investment-related gains (losses), net of income taxes, include gains on sales of real estate and real estate joint ventures related to discontinued operations, of $13 million and $57 million, respectively, for the three months ended March 31, 2004 and 2003.

(3) Net investment-related gains (losses), net of income taxes, exclude scheduled settlement payments on derivative instruments not qualifying for hedge accounting treatment, of $9 million and $5 million, respectively, for the three months ended March 31, 2004 and 2003.

(4) Cumulative effect of a change in accounting, net of income taxes, for the three months ended March 31, 2004 is in accordance with Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.

                                  MetLife, Inc.
                              Financial Highlights
                                   Unaudited
 (Dollar amounts in millions, except per share data or unless otherwise noted)

                                                                                            At or for the three months
                                                                                                  ended March 31,
                                                                                              ----------------------
                                                                                               2004            2003
                                                                                              ------          ------
Other Financial Data:
  Net income                                                                                    $523            $362
  Operating earnings                                                                            $596            $446
  Total assets under management (billions)                                                    $362.9          $307.7

Individual Business Sales Data:
  Total first year life premiums and deposits                                                   $200            $212
  Variable and Universal life first year premiums and deposits (including COLI/BOLI)            $155            $159
  Total annuity deposits                                                                      $3,436          $2,611
  Mutual fund sales                                                                           $1,077            $797

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted                                         760.3           722.4
  Operating earnings per share - diluted                                                       $0.78           $0.62
  Net income per share - diluted                                                               $0.69          $ 0.47 (1)

(1) Accounting standards require gains or losses resulting from the redemption of a subsidiary's redeemable preferred stock to be recorded in additional paid-in capital. However, such gains or losses are included in the calculation of net income per share. During the first quarter of 2003, net income per share includes a $21 million ($0.03 per diluted share) charge associated with the company's conversion of company-obligated mandatorily redeemable securities issued by MetLife Capital Trust I into long-term debt.

                                  MetLife, Inc.
                               Balance Sheet Data
          March 31, 2004 (Unaudited) and December 31, 2003 (Unaudited)
                          (Dollar amounts in millions)

                                                                         At                  At
                                                                      March 31,          December 31,
                                                                        2004                2003
                                                                      ---------           ---------
Balance Sheet Data:
General account assets                                                 $258,877            $251,085
Separate account assets                                                  78,336              75,756
                                                                      ---------           ---------
Total assets                                                           $337,213            $326,841
                                                                      =========           =========

Policyholder liabilities (including amounts in closed block)           $184,891            $179,571
Short-term debt                                                           3,068               3,642
Long-term debt                                                            5,707               5,703
Other liabilities                                                        42,938              41,020
Separate account liabilities                                             78,336              75,756
                                                                      ---------           ---------
Total liabilities                                                       314,940             305,692
                                                                      ---------           ---------

Common stock, at par value                                                    8                   8
Capital in excess of par value                                           15,001              14,991
Retained earnings                                                         4,716               4,193
Treasury stock                                                             (896)               (835)
Accumulated other comprehensive income                                    3,444               2,792
                                                                      ---------           ---------
Total stockholders' equity                                               22,273              21,149
                                                                      ---------           ---------
Total liabilities and stockholders' equity                             $337,213            $326,841
                                                                      =========           =========

                                  MetLife, Inc.
       Reconciliations of Net Income to Operating Earnings - Product Level
                                   Unaudited
                          (Dollar amounts in millions)


                                                                                 Three months ended March 31,
                                                                                 ---------------------------
                                                                                     2004            2003
                                                                                    -----           -----
Institutional Operations
      Group Life
          Net income (loss)                                                         $  94           $  65
          Net investment-related gains (losses), net of income taxes                   17             (13)
                                                                                    -----           -----
          Operating earnings (loss)                                                 $  77           $  78
                                                                                    =====           =====

      Retirement & Savings
          Net income (loss)                                                         $ 170           $  57
          Net investment-related gains (losses), net of income taxes                   32             (25)
          Cumulative effect of a change in accounting, net of income taxes            (40)           --
                                                                                    -----           -----
          Operating earnings (loss)                                                 $ 178           $  82
                                                                                    =====           =====

      Non-Medical Health & Other
          Net income (loss)                                                         $  46           $  53
          Net investment-related gains (losses), net of income taxes                    4              (6)
          Cumulative effect of a change in accounting, net of income taxes            (20)            -
                                                                                    -----           -----
          Operating earnings (loss)                                                 $  62           $  59
                                                                                    =====           =====

Individual Operations
      Traditional Life
          Net income (loss)                                                         $  71           $  82
          Net investment-related gains (losses), net of income taxes                    7               6
                                                                                    -----           -----
          Operating earnings (loss)                                                 $  64           $  76
                                                                                    =====           =====

      Variable & Universal Life
          Net income (loss)                                                         $ (58)          $  18
          Net investment-related gains (losses), net of income taxes                    2              (5)
          Cumulative effect of a change in accounting, net of income taxes            (81)            -
                                                                                    -----           -----
          Operating earnings (loss)                                                 $  21           $  23
                                                                                    =====           =====

      Annuities
          Net income (loss)                                                         $  98           $  35
          Net investment-related gains (losses), net of income taxes                    2             (15)
          Cumulative effect of a change in accounting, net of income taxes             11             -
                                                                                    -----           -----
          Operating earnings (loss)                                                 $  85           $  50
                                                                                    =====           =====

      Other
          Net income (loss)                                                         $   5           $   6
          Net investment-related gains (losses), net of income taxes                   (9)             (5)
                                                                                    -----           -----
          Operating earnings (loss)                                                 $  14           $  11
                                                                                    =====           =====

Auto & Home
      Auto
          Net income (loss)                                                         $  22           $  (6)
          Net investment-related gains (losses), net of income taxes                  -                (2)
                                                                                    -----           -----
          Operating earnings (loss)                                                 $  22           $  (4)
                                                                                    =====           =====

      Homeowners
          Net income (loss)                                                         $  22           $  31
          Net investment-related gains (losses), net of income taxes                  -                (1)
                                                                                    -----           -----
          Operating earnings (loss)                                                 $  22           $  32
                                                                                    =====           =====

      Other
          Net income (loss)                                                         $   2           $   2
          Net investment-related gains (losses), net of income taxes                  -               -
                                                                                    -----           -----
          Operating earnings (loss)                                                 $   2           $   2
                                                                                    =====           =====